EXHIBIT 10.1
Pages where confidential treatment has been requested are stamped:
“Confidential treatment has been requested.
Redacted material has been separately filed with the Commission.”
All redacted material has been marked by the symbol: [***].
SIXTH AMENDMENT
TO THE
CREDIT CARD PROGRAM AGREEMENT
This Sixth Amendment to the Credit Card Program Agreement (“Sixth Amendment”) is made and entered into as of January 31, 2011 by and between HSBC Bank Nevada, National Association (“HSBC” or “Bank”), and The Bon-Ton Stores, Inc. (“Bon-Ton”) and amends that certain Credit Card Program Agreement dated as of June 20, 2005, as previously amended (“Agreement”). This Sixth Amendment is effective as of the 1st day of January, 2011 (“Sixth Amendment Effective Date”)
WHEREAS, the undersigned parties desire to amend the Agreement.
NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSBC and Bon-Ton do hereby agree as follows:
1. Schedule 2.4 of the Agreement is amended to read in its entirety as set forth in Schedule 2.4 attached hereto.
2. Section 2.7(a) of the Agreement is deleted and replaced in its entirety to read as follows:
(a) Beginning on the Sixth Amendment Effective Date, the Bank’s obligation to make Marketing Fund Contributions will terminate. Notwithstanding the foregoing, the Bank agrees to fund any marketing support that (i) was approved by the Operating Committee prior to January 31, 2011; and (ii) would have been covered by the Marketing Fund Contribution provisions of the Program Agreement if not terminated in this Sixth Amendment. Bank shall pay Marketing Fund Contribution to Bon-Ton or the appropriate vendor within 30 days after such expenditures are incurred. If the entire amount of the Marketing Fund Contribution related to the current Program Year is not spent, then any remainder will revert to Bank. The Bank agrees to continue to provide, at no cost to Bon-Ton, (i) full color billing statements inclusive of relevant personalized messages, (ii) bangtails on remittance envelopes and (iii) a Program Manager and a Marketing Manager as described below.
3. Schedule 2.7(a) of the Agreement is deleted in its entirety.
4. The parties agree to work together in a cooperative manner to efficiently implement a Cardholder terms change to the APR for new transactions on existing Accounts, which increase shall be consistent with and no more than current new variable rate account pricing as of the Sixth Amendment Effective Date and made as soon as possible in 2011.
5. The parties agree that the Bank may outsource Program functions related to customer care to its affiliated company that is located in Manila, Philippines, with the exception of bi-lingual calls, which will continue to be outsourced to Mexico. The parties further agree that the Bank may outsource Program functions related to early delinquency collection calls to its affiliated companies located in the Philippines or India.

6. The parties agree that Section 20 and Schedule 3-20 of the Third Amendment are deleted in their entirety.
7. Section 11.3(e) of the Agreement is deleted in its entirety and replaced with the following:
Section 11.3(e) Effects of Termination
(e) Bon-Ton’s Option to Purchase the Program Accounts.
(1) If this Agreement expires or is terminated by either Party for whatever reason, Bon-Ton has the option to purchase, or arrange the purchase by a third party or parties nominated by Bon-Ton (a “Nominated Purchaser” and collectively, the “Nominated Purchasers”), of the Program Assets from Bank.
(2) Bank shall, twelve (12) months prior to the expiration of the Initial Term and each Renewal Term, provide to Bon-Ton a master file of the Accounts with twenty-four months of data and including customary portfolio level data. For the avoidance of doubt, the final request and delivery of updated data as described in paragraph (6) of this section shall initiate the time periods referenced in paragraph (3) of this section. For the avoidance of doubt and notwithstanding the foregoing, any purchase of the Accounts shall be completed on or before the effective date of the termination. This data may be shared with third parties subject to customary confidentiality arrangements acceptable to Bank.
(3) The purchase option given by Section 11.3(e)(1) is exercisable by Bon-Ton or the Nominated Purchaser by serving notice on Bank no later than ninety (90) days after the receipt of the information in paragraph (6) of this section; provided, however, that Bon-Ton shall request such information within sixty (60) days following the date any party receives written notice of the exercise of the other party’s termination rights pursuant to this Agreement or if Bank exercises its rights pursuant to 11.2(a) Bon-Ton shall request such information no later than one-hundred-and-twenty (120) days prior to the termination date of this Agreement.
(4) If such purchase option is exercised, Bon-Ton or the Nominated Purchaser must complete the purchase of the Accounts no later than the termination date of this Agreement. If the purchase of the Accounts is completed prior to the termination date of this Agreement, Bon-Ton shall return to Bank a pro rata portion of the Prepaid Program Payment paid to Bon-Ton in the Purchase and Sale Agreement executed concurrent with this Agreement equal to 1/84th of the Prepaid Program Payment for each Month, which would have otherwise been remaining in the Initial Term but for the early purchase of the Accounts.
(5) The purchase price for the Accounts acquired shall be (x) with respect to Cardholder Indebtedness that did not exist as of the Effective Date, 100% of such Cardholder Indebtedness as of the date the Accounts are purchased pursuant to the purchase option exercise (the “Option Purchase Date”), plus, to the extent not included in such Cardholder Indebtedness, any interest accruing on such Cardholder Indebtedness between the last Account billing date prior to the Option Purchase Date and the Option Purchase Date and fees from such last billing date through the Option Purchase Date and (y) with respect to Cardholder Indebtedness that did exist as of the Effective Date, the Fair Market Value of such Cardholder Indebtedness (including accrued interest and fees) determined as follows: (i) Bank and Bon-Ton (or its Nominated Purchaser) shall attempt to mutually determine the fair market value of such Accounts; or, (ii) if the parties cannot reach such agreement, each party shall nominate an appraiser who together shall select a third appraiser to value such Accounts. All three (3) appraisers will value such Accounts. Following these appraisals, the Fair Market Value shall be the average of the two closest valuations provided by the appraisers; provided, however, if the median valuation is equal to the mean of the three valuations, the Fair Market Value shall be such median/mean value. For purposes of this paragraph (4), all Cardholder payments after the Effective Date in respect of Accounts that exist as of the Effective Date shall be credited first against Cardholder Indebtedness, including accrued interest and fees, that exists as of the Effective Date until all such Cardholder Indebtedness is paid in full.

6) Bon-Ton and Bank shall use reasonable commercial efforts to minimize transaction costs and Bank will provide Bon-Ton and/or its Nominated Purchasers and their representatives with reasonably requested copies of management reports and records and reasonably requested interviews with appropriate Bank management relating to the Program Assets for the purpose of conducting customary due diligence investigations to determine whether they wish to purchase the Program Assets. In addition, if the master file provided in 11.3(e)(2) is more than six months old, Bank shall provide a master file of the Accounts including twenty-four (24) months of data. If the master file provided in 11.3(e)(2) is less than six months old, Bank shall update the master file by providing Account information for the additional months that passed since the previous master file was provided. This information shall include all data for the extended period for both new and existing accounts. The information in this Section 11.3(e)(6) shall be provided by Bank as soon as reasonably practical, but in no event more than thirty (30) days after a request by Bon-Ton or its Nominated Purchasers; provided however, that Bank will be entitled to require Bon-Ton and any Nominated Purchaser to enter into customary confidentiality arrangements before providing them with such information. Bon-Ton shall request an update of this information not more than three (3) times. The Parties shall not unreasonably withhold or delay execution of a purchase agreement or any other documents reasonably necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the purchase date occurs as promptly as reasonably practicable following the execution of such purchase agreement.
(7) Bank shall provide reasonable assistance in connection with the conversion of the Program Assets to the systems of Bon-Ton or the Nominated Purchaser. Bank and Bon-Ton or the Nominated Purchaser, shall negotiate and execute the terms of an interim servicing agreement detailing the terms of the conversion of the Program Assets to the purchaser’s system and, if requested, the obligation of the Bank to provide interim services to Bon-Ton or the Nominated Purchaser, for a period not to exceed nine (9) months following the purchase date of the Accounts. The interim servicing agreement shall provide for a reasonable servicing fee to Bank for services provided through November 2012, and beginning December 2012, the servicing fee shall cover Bank’s actual costs plus a reasonable mark-up.
(8) Rights of Bank if Purchase Option Not Exercised.
(i) If this Agreement expires or is terminated and Bon-Ton does not exercise its purchase option referred to above or otherwise fails to exercise their option within the time period specified above, Bon-Ton shall have no further rights to the Accounts. In such event, Bank shall have the right on or after the expiration or termination of this Agreement to issue to Cardholders a replacement or substitute credit card (which card must not bear any Proprietary Designations of Bon-Ton or any of its Affiliates or any other design features confusingly similar to the Proprietary Designations) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank). Subject to Applicable Law, Bank shall also have the right to notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all Accounts have been repaid. Bank shall also have the right to sell the Accounts to a third party purchaser other than any person or entity that directly or indirectly competes with the business of Bon-Ton and its Affiliates.

(ii) Following the termination of this Agreement for any reason, and the Post Termination Transition Period, without the prior written consent of Bon-Ton, Bank shall no longer use any of the Proprietary Designations of Bon-Ton or its Affiliates; provided that thereafter Bank may continue to use the Bon-Ton Proprietary Designations solely to the extent necessary to identify the Accounts in connection with the servicing, billing and collection thereof and as otherwise required by Applicable Law.
8. All capitalized terms not otherwise defined herein shall have the same meaning afforded them in the Agreement, as amended.
9. This Sixth Amendment supersedes all prior communications and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise modified herein, the terms and conditions of the Agreement, as amended, remain in full force and effect.
IN WITNESS WHEREOF, the parties hereby execute this Sixth Amendment by their authorized representatives.

The Bon-Ton Stores, Inc.		HSBC Bank Nevada, National Association

By:	/s/ KEITH E. PLOWMAN	By:	/s/ JAMES M. WHEAT
Authorized Signature		Authorized Signature

Keith E. Plowman		James M. Wheat

Name (Type or Print)		Name

Executive Vice President & CFO		Vice President

Title		Title

EXHIBIT 10.1
Confidential treatment has been requested.
Redacted material has been separately filed with the Commission.
Schedule 2.4
Revenue Participation Payment
Beginning on the Sixth Amendment Effective Date until January 31, 2012, Bank shall pay to Bon-Ton as an ongoing payment a Revenue Participation Payment in the amount of [***] of Net Credit Sales not related to Promotional Credit Plans (which includes Promotional Credit Plan Card Sales that are related to mail, telephone and Internet orders) with respect to all Accounts. Beginning on February 1, 2012 until June 20, 2012, Bank shall pay to Bon-Ton as an ongoing payment a Revenue Participation Payment in the amount of [***] of Net Credit Sales not related to Promotional Credit Plans (which includes Promotional Credit Plan Card Sales that are related to mail, telephone and Internet orders) with respect to all Accounts. Such Revenue Participation Payment shall be made on each Business Day during the Term no later than 5:00 p.m., New York City time, with regard to all credit sales volume data that are received by Bank by 7:00 a.m., New York City time, that day.
For example, if on a given Business Day during 2011, Bon-Ton Net Credit Sales were [***}, with [***] of Net Credit Sales on Promotional Credit Plans, then Bank would pay Bon-Ton a Revenue Participation Payment of [***] for that Business Day.

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